Exhibit 11(b)

      STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
        Calculation of Fully Diluted Earnings Per Common Share

                   (in thousands, except share data)

              Three Months Ended June 30, Six Months Ended June 30,
                        1992      1991           1992      1991


Income after income
  taxes and before
  cumulative effect
  of accounting change  $ 4,089   $ 1,920        $ 6,674   $ 3,433
Cumulative effect of
 accounting change         --         --             700       --
Net income              $ 4,089   $ 1,920        $ 7,374   $ 3,433


Average Number of
 Shares of Common
 Stock Outstanding       27,923    26,091         27,696    25,940

Average Number of
Common Stock
 Equivalents:
   Effect of stock
   options outstanding
   after application
   of the treasury
   stock method           1,883     2,447          2,933     2,432
                         29,806    28,538         30,629    28,372


Fully Diluted
 Earnings Per
  Common Share:
  Before cumulative
   effect of
   accounting change    $   .14   $   .07        $   .22   $   .12
  Cumulative effect
   of accounting
   change                   --         --            .02       --
  Earnings per share    $   .14   $   .07        $   .24   $   .12